EXHIBIT 99.1
News Release

For Information Contact:	Lisa Brumfield	David Bruce
	(305) 500-3668	(305) 500-4999
	Lisa_Brumfield@Ryder.com	David_Bruce@Ryder.com
RYDER TO CHANGE U.S. PENSION PLAN AND OFFER ENHANCED 401(k) PLAN
     MIAMI, January 11, 2007 - Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today announced it is redesigning its retirement program for certain pension-eligible employees effective January 2008. The changes will affect approximately 9,400 of the Company’s more than 27,000 employees. Ryder will freeze its pension plan for current employees who do not meet certain grandfathering criteria and will provide these employees with an enhanced 401(k) savings plan. No employees will lose their previously earned pension benefits; the benefits will be paid to the employee after retirement. Grandfathered employees will be given the option to remain in the current pension plan or participate in the enhanced 401(k) savings plan.
     These changes are in line with established marketplace trends, in which retirement savings through a 401(k) plan is increasingly becoming the standard retirement offering by employers, including the Company’s competitors and customers.
     The new program is designed to give eligible employees more choices and investment options than the current pension plan, while also offering the increased portability, flexibility, and accessibility associated with 401(k) plans. Ryder will make an automatic contribution of 3% of pay, even if employees do not choose to make a contribution — and will provide a 50% match on employees’ contributions up to 5% of pay. Employees also have the opportunity to earn an additional Ryder contribution of up to 3% of pay, based on Company performance. Combining the maximum employee-provided and Company-provided contributions, eligible employees can have as much as 13.5% of pay for their 401(k) investment choices.
     Eligibility criteria for grandfathered employees are based on a minimum of 65 points (the sum of an employee’s age and years of service with Ryder as of December 31, 2007). Additionally, Ryder will grandfather employees currently enrolled in the Pension Plan who have at least 20 years of credited service with the Company, regardless of their age.

     “We have taken great care to develop a program that we believe is in the best combined long-term interests of our employees and our Company,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We’re providing our employees with a significant amount of time, information and resources to help them understand the program, properly evaluate their options and make the right retirement plans and decisions.”
About Ryder
     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.